NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following security issued by CurrencyShares Russian Ruble Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Russian Ruble Shares (suspended: 3/26/2012) symbol: FXRU

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the above issue has been called for redemption. Accordingly, trading in the issue was suspended before the opening on such redemption date.